Exhibit 3.1

PFIZER INC.
By-laws

As Amended December 16, 2013

TABLE OF CONTENTS

                                                                                                                                                                                                      Page

Article I Stockholders' Meeting		1
1.	Place of Meeting	1
2.	Annual Meeting	1
3.	Quorum	1
4.	Adjournments; Postponement	1
5.	Voting; Proxies	2
6.	Notice	2
7.	Inspectors of Election	2
8.	List of Stockholders Entitled to Vote	3
9.	Special Meetings	3
10.	Organization	4
11.	Conduct of Meetings	4
12.	Fixing Date for Determination of Stockholders of Record	5
13.	Notice of Stockholder Proposal	5
14.	Compliance with Procedures	7

Article II Directors		7
1.	Number; Election; Term	7
2.	Place of Meetings; Records	7
3.	Vacancies	8
4.	Organizational Meeting	8
5.	Regular Meetings	8
6.	Special Meetings	8
7.	Quorum	8
8.	Executive Committee	8
9.	Additional Committees	9
10.	Presence at Meeting	9
11.	Action Without Meetings	9
12.	Eligibility to Make Nominations	9
13.	Procedure for Nominations by Stockholders	9
14.	Compliance with Procedures	11
15.	Submission of Questionnaire; Representation and Agreement	11

Article III Officers		12
1.	Election; Term of Office; Appointments	12
2.	Removal and Resignation	12
3.	Chair of the Board	12
4.	President	13
5.	Vice Presidents	13
6.	Secretary	13
7.	Treasurer	13
8.	Controller	13

Article IV Stock		13
1.	Stock	13
2.	Lost Certificates	14
3.	Transfers of Stock	14
4.	Holder of Record	14

Article V Indemnification and Severance		15
1.	Right to Indemnification	15
2.	Prepayment of Expenses	15
3.	Claims	15
4.	Nonexclusivity of Rights	15
5.	Other Indemnification	15
6.	Amendment or Repeal	16
7.	Severance	16

Article VI Miscellaneous		16
1.	Delaware Office	16
2.	Other Offices	16
3.	Seal	16
4.	Notice	16
5.	Amendments	16
6.	Form of Records	17
7.	Checks	17
8.	Fiscal Year	17

BY-LAWS OF PFIZER INC.
AS AMENDED DECEMBER 16, 2013

Article I

Stockholders' Meeting.

1.      Place of Meeting. Meetings of the stockholders shall be held at the registered office of the Corporation in Delaware, or at such other place within or without the State of Delaware as may be designated by the Board of Directors or the stockholders.

2.      Annual Meeting. The annual meeting of the stockholders shall be held on such date and at such time and place as the Board of Directors may designate.  The date, place and time of the annual meeting shall be stated in the notice of such meeting delivered to or mailed to stockholders.  At such annual meeting the stockholders shall elect directors, in accordance with the requirements of the Certificate of Incorporation, and transact such other business as may properly be brought before the meeting.

3.     Quorum. The holders of stock representing a majority of the voting power of all shares of stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall be requisite for and shall constitute a quorum of all meetings of the stockholders, except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws.  If a quorum shall not be present or represented at any meeting of the stockholders, the meeting may be adjourned from time to time by the vote of holders of stock representing a majority of the voting power of all shares present or represented at the meeting or by the chairman of the meeting, in the manner provided in paragraph 4 of Article I of these By-laws, until a quorum shall be present or represented.

4.      Adjournments; Postponement. In the absence of a quorum, holders of stock representing a majority of the voting power of all shares present in person or represented by proxy at the meeting, or the chairman of the meeting, may adjourn any meeting of stockholders, annual or special, from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  Furthermore, after the meeting has been duly organized, the chairman of the meeting may adjourn any meeting of stockholders, annual or special, from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.  Any previously scheduled meeting of stockholders may be postponed by the Board of Directors prior to the date previously scheduled for such meeting and the Corporation shall publicly announce such postponement.

5.      Voting; Proxies. At each meeting of the stockholders of the Corporation, every stockholder having the right to vote may authorize another person to act for him or her by proxy. Such authorization must be in writing and executed by the stockholder or his or her authorized officer, director, employee, or agent.  To the extent permitted by law, a stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission provided that the electronic transmission either sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.  A copy, facsimile transmission or other reliable reproduction of a writing or transmission authorized by this paragraph 5 of Article I may be substituted for or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission.  No proxy authorized hereby shall be voted or acted upon more than three years from its date, unless the proxy provides for a longer period.  No ballot, proxies or votes, nor any revocations thereof or changes thereto shall be accepted after the time set for the closing of the polls pursuant to paragraph 11 of Article I of these By-laws unless the Court of Chancery upon application of a stockholder shall determine otherwise.  Each proxy shall be delivered to the inspectors of election prior to or at the meeting.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing a subsequent duly executed proxy with the Secretary of the Corporation.  The vote for directors shall be by ballot. Unless a greater number of affirmative votes is required by the Certificate of Incorporation, these By-laws, the rules or regulations of any stock exchange applicable to the Corporation, or as otherwise required by law or pursuant to any regulation applicable to the Corporation, if a quorum exists at any meeting of stockholders, stockholders shall have approved any matter, other than the election of directors, if the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote on the matter in favor of such matter exceed the votes cast by such stockholders against such matter.  A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which the Secretary of the Corporation determines that the number of nominees exceeds the number of directors to be elected as of the record date for such meeting.  If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

6.      Notice. Written notice of an annual or special meeting shall be given to each stockholder entitled to vote thereat, not less than ten nor more than sixty days prior to the meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage pre paid, directed to the stockholder at his or her address as it appears on the records of the Corporation.

7.      Inspectors of Election. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof.  The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.  Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.  The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation present or represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation present or represented at the meeting and such inspectors' count of all votes and ballots.  Such certification shall specify such other information as may be required by law.  In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.  No person who is a candidate for an office at an election may serve as an inspector at such election.

8.       List of Stockholders Entitled to Vote. At least ten days before every meeting of the stockholders a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, with the post office address of each, and the number of shares held by each, shall be prepared by the Secretary. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours at the Corporation’s headquarters or on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, and shall be produced and kept at the time and place of meeting during the whole time thereof and subject to the inspection of any stockholder who may be present. The original or duplicate stock ledger shall be provided at the time and place of each meeting and shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders or to vote in person or by proxy at such meeting.

9.       Special Meetings.  Special meetings of the stockholders for any purpose or purposes may be called by the Chair of the Board, and shall be called by the Chair of the Board or the Secretary at the request in writing of a majority of the Board of Directors or one or more record holders of shares of stock of the Corporation representing in the aggregate not less than twenty percent (20%) of the total number of shares of stock entitled to vote on the matter or matters to be brought before the proposed special meeting.  A stockholder request for a special meeting shall be directed to the Secretary and shall be signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting and shall be accompanied by a notice setting forth the information required by paragraph 13 of this Article or paragraph 13 of Article II of these By-laws, as applicable, as to any nominations proposed to be presented and any other business proposed to be conducted at such special meeting and as to the stockholder(s) requesting the special meeting, as well as the written questionnaire and written representation and agreement required by paragraph 15 of Article II of these By-laws from any nominee for election as a director of the Corporation.  A special meeting requested by stockholders shall be held at such date, time and place within or without the state of Delaware as may be designated by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the request to call the special meeting by one or more stockholders who satisfy the requirements of this paragraph 9 of Article I is received by the Secretary.  Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if:  (i) the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law, or (ii) the Board of Directors has called or calls for an annual meeting of stockholders to be held within ninety (90) days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such annual meeting includes (among any other matters properly brought before the annual meeting) the business specified in the stockholder's request.  A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary, and if, following such revocation, there are un-revoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting.  If none of the stockholders who submitted the request for a special meeting appears or sends a qualified representative to present the nominations proposed to be presented or other business proposed to be conducted at the special meeting, the Corporation need not present such nominations or other business for a vote at such meeting.  Business transacted at all special meetings shall be confined to the matters stated in the notice of special meeting.  Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.  The Chair of a special meeting shall determine all matters relating to the conduct of the meeting, including, but not limited to, determining whether any nomination or other item of business has been properly brought before the meeting in accordance with these By-laws, and if the Chair should so determine and declare that any nomination or other item of business has not been properly brought before the special meeting, then such business shall not be transacted at such meeting.

10.      Organization. Meetings of stockholders shall be presided over by the Chair of the Board, if any, or in his or her absence by a Chair designated by the Board of Directors, or in the absence of such designation by a Chair chosen at the meeting.  The Secretary shall act as secretary of the meeting, but in his or her absence the Chair of the meeting may appoint any person to act as secretary of the meeting.

11.      Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at such meeting by the person presiding over the meeting.  The Board of Directors of the Corporation may adopt by resolution such rules or regulations for the conduct of meetings of stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following:  (1) the establishment of an agenda or order of business for the meeting; (2) rules and procedures for maintaining order at the meeting and the safety of those present; (3) limitations on attendance at or participation in the meeting, to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair shall permit; (4) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (5) limitations on the time allotted to questions or comments by participants.  Unless and to the extent determined by the Board of Directors or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

12.      Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date:  (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; and (2) in the case of any other action, shall not be more than sixty days prior to such other action.  If no record date is fixed:  (a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the date next preceding the day on which the meeting is held; and (b) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the of Board of Directors adopts the resolution relating thereto.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

13.      Notice of Stockholder Proposal. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before an annual meeting business must be:  (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder.  For business to be properly brought before an annual meeting by a stockholder (other than the nomination of a person for election as a director, which is governed by paragraphs 13, 14 and 15 of Article II of these By-laws), the stockholder intending to propose the business (the "Proponent") must have given timely notice thereof in proper written form to the Secretary of the Corporation.  To be timely, a Proponent's notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days in advance of the anniversary of the previous year's annual meeting; provided, however, that in the event the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received no later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or the public disclosure of the date of the annual meeting was made, whichever first occurs.  In no event shall the adjournment or postponement of the annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.  (For purposes of these By-laws, public disclosure shall be deemed to include a disclosure made in a press release reported by the Dow Jones News Services, Associated Press or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")).  To be in proper written form, a Proponent's notice to the Secretary must set forth:  (a) as to each matter the Proponent proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the By-laws, the text of the proposed amendment) and the reasons for conducting such business at the annual meeting, and (b) as to the Proponent and the beneficial owner, if any, on whose behalf the proposal is being made, (i) the name and address of each such person, and of any holder of record of the Proponent's shares as they appear on the Corporation's books, (ii) the class and number of all shares of capital stock of the Corporation that are owned by each such person (beneficially and of record) and owned by any holder of record of each such person's shares, as of the date of the Proponent's notice, and a representation that the Proponent will notify the Corporation in writing of the class and number of such shares owned of record and beneficially by each such person as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed, (iii) any material interest of each such person, or any affiliates or associates of each such person, in such business, (iv) a description of any agreement, arrangement or understanding with respect to such business between or among each such person and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proponent will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed, (v) a description of any agreement, arrangement or understanding (including any derivative instruments, swaps, warrants, short positions, profit interests, options, hedging transactions, borrowed or loaned shares or other transactions) that has been entered into as of the date of the Proponent's notice by, or on behalf of, each such person or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of each such person or any of its affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proponent will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed, (vi) a representation that the Proponent is a holder of record or beneficial owner of shares of the Corporation entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to propose such business, (vii) a representation whether the Proponent intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding shares required to approve the proposal and/or otherwise to solicit proxies from stockholders in support of the proposal, and (viii) any other information relating to each such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by each such person with respect to the proposed business to be brought by each such person before the annual meeting pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

14.       Compliance with Procedures. Notwithstanding anything in these By-laws to the contrary:  (a) no business shall be conducted at any annual meeting except in accordance with the procedures set forth in paragraph 13 of this Article I, and (b) unless otherwise required by law, if a Proponent intending to propose business at an annual meeting pursuant to paragraph 13 of this Article I does not provide the information required under paragraph 13 to the Corporation (including providing the updated information required by clauses (b)(ii), (b)(iv) and (b)(v) of paragraph 13 by the deadlines specified therein), or the Proponent (or a qualified representative of the Proponent) does not appear at the meeting to present the proposed business, such business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Corporation.  The chair of the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of paragraph 13 of this Article I, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.  Nothing contained in paragraphs 13 and 14 of this Article I shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).

Article II

Directors.

1.      Number; Election; Term. The number of directors which shall constitute the whole Board shall not be less than ten, nor more than twenty-four, the exact number within said limits to be fixed from time to time solely by resolution of the Board, acting by the vote of not less than a majority of the directors then in office.  A majority of the directors shall consist of persons who are not employees of the Corporation or of any subsidiary of the Corporation.  Should the death, resignation or other removal of any non employee director result in the failure of the requirement set forth in the preceding sentence to be met, such requirement shall not apply during the time of the vacancy caused by the death, resignation or removal of any such non employee director. The remaining directors of the Corporation shall cause any such vacancy to be filled in accordance with these By-laws within a reasonable period of time.  At the annual meeting or a special meeting at which directors are to be elected in accordance with the Corporation's notice of meeting, directors shall be elected in accordance with the requirements of these By-laws and the Certificate of Incorporation.

2.       Place of Meetings; Records. The directors may hold their meetings and keep the books of the Corporation outside of the State of Delaware at such places as they may from time to time determine.

3.       Vacancies. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, if the office of any director becomes vacant for any reason or any new directorship is created by any increase in the authorized number of directors, a majority of the directors then in office, although less than a quorum, may choose a successor or successors or fill the newly created directorship.  Any director so chosen shall hold office until the next annual election and until his successor shall be elected and qualified.

4.      Organizational Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, after each annual election of directors on the day and at the place of the next regular meeting of the Board.  Notice of such meeting need not be given.  Such meeting may be held at any other time or place which shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors or in a consent and waiver of notice thereof signed by all of the directors.

5.      Regular Meetings. Regular meetings of the Board may be held without notice at such time and place either within or without the State of Delaware as shall from time to time be determined by the Board.

6.      Special Meetings. Special meetings of the Board may be called by the Chair of the Board, a Vice Chair of the Board or the President by the mailing of notice to each director at least 48 hours before the meeting or by notifying each director of the meeting at least 24 hours prior thereto either personally, by telephone or by electronic transmission; special meetings shall be called on like notice by the Chair of the Board, a Vice Chair of the Board, the President or, on the written request of any two directors, by the Secretary.

7.       Quorum. At all meetings of the Board the presence of one third of the total number of directors determined by resolution pursuant to paragraph 1 of this Article II to constitute the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law, by the Certificate of Incorporation or by these By-laws.

8.      Executive Committee. There shall be an Executive Committee of three or more directors elected by a majority of the Board.  The Committee shall be composed of the Chief Executive Officer, the President, and such other directors as the Board shall elect.  The Board, by resolution, may designate one or more directors as alternate members of the Committee, who may replace any absent or disqualified member at any meeting of the Committee.  In the absence or disqualification of a member of the Committee, the member or members present at any meeting of the Committee and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.  The ratio of inside directors to outside directors serving on the Committee shall, to the extent feasible, be as near as possible to the ratio of inside directors to outside directors serving on the full Board.  A quorum shall be a majority of the members of the Committee.  Regular meetings of the Committee shall be held without notice at such time and place as shall from time to time be determined by the Committee; special meetings of the Committee may be called pursuant to the rules determined by the Committee.  The Committee shall generally perform such duties and exercise such powers as may be directed or delegated by the Board of Directors from time to time. Except as otherwise provided by law, the Committee shall have authority to exercise all the powers of the Board while the Board is not in session. The act of a majority of the Committee members present at any meeting at which there is a quorum shall be the act of the Committee except as may be otherwise specifically provided by law, by the Certificate of Incorporation or by these By-laws.  The Committee shall keep regular minutes of its proceedings and report the same to the Board at its next regular meeting.

9.       Additional Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more additional committees, each committee to consist of one or more of the directors of the Corporation.  In the event that the Board shall designate a committee that shall have the power to recommend changes in the compensation of senior management of the Corporation and/or a committee that shall have the power to recommend nominees for election as directors of the Corporation, the membership of such committees shall consist solely of directors who are not employees of the Corporation or of any subsidiary of the Corporation.  The Board may designate one or more directors as alternate members of any such additional committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee shall have such powers as are granted to it by the resolution of the Board or by subsequent resolutions passed by a majority of the whole Board.  Nothing herein shall limit the authority of the Board of Directors to appoint other committees consisting in whole or in part of persons who are not directors of the Corporation to carry out such functions as the Board may designate.  Unless otherwise provided for in any resolution of the Board of Directors designating a committee pursuant to this paragraph 9 of Article II:  (i) a quorum for the transaction of business of such committee shall be fifty percent or more of the authorized number of members of such committee; and (ii) the act of a majority of the members of such committee present at any meeting of such committee at which there is a quorum shall be the act of the committee (except as otherwise specifically provided by law, the Certificate of Incorporation or by these By-laws).

10.       Presence at Meeting. Members of the Board of Directors or any committee designated by such Board may participate in the meeting of said Board or committee by means of conference telephone or similar communications equipment by means of which all persons in the meeting can hear each other and participate.  The ability to participate in a meeting in the above manner shall constitute presence at said meeting for purposes of a quorum and any action thereat.

11.      Action Without Meetings. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee designated by such Board may be taken without a meeting, if all members of the Board or committee consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board or committee.

12.       Eligibility to Make Nominations. Nominations of candidates for election as directors at an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (an "Election Meeting") may be made (1) by any stockholder entitled to vote at such Election Meeting only in accordance with the procedures established by paragraph 13 of this Article II, or (2) by the Board of Directors; provided, however, that nothing in these By-laws shall be deemed to limit any class voting rights upon the occurrence of dividend arrearages provided to holders of Preferred Stock.  In order to be eligible for election as a director, any director nominee must first be nominated in accordance with the provisions of these By-laws.

13.       Procedure for Nominations by Stockholders. Any stockholder entitled to vote for the election of a director at an Election Meeting may nominate one or more persons for such election only if written notice of such stockholder's intent to make such nomination is delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation.  In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.  To be timely, such notice must be received by the Secretary (1) with respect to an annual meeting of stockholders, not less than 90 days nor more than 120 days in advance of the anniversary of the previous year's annual meeting; provided, however, that in the event the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received no later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or the public disclosure of the date of the annual meeting was made, whichever first occurs; and (2) with respect to a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting, by the close of business on the 10th day following the date on which such notice of the date of the special meeting was mailed or the public disclosure of the date of the special meeting was made, whichever first occurs.  In no event shall the adjournment or postponement of the annual meeting or a special meeting called for the purpose of electing directors, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.  To be in proper written form, the notice of the stockholder intending to make the nomination (the "Proponent") shall set forth:  (a) as to each person whom the stockholder proposes to nominate for election as director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of all shares of capital stock of the Corporation that are owned of record and beneficially by such person, (iv) a statement whether each such nominee, if elected, intends to tender, promptly following such person's failure to receive the required vote for election or reelection at the next meeting at which such person would face election or reelection, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors, in accordance with the Corporation's Corporate Governance Principles, (v) as an appendix, a completed and signed questionnaire, representation and agreement required by paragraph 15 of this Article II, and (vi) any other information relating to such nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies for election as directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, and (b) as to the Proponent and the beneficial owner, if any, on whose behalf the nomination is being made:  (i) the name and address of each such person, and of any holder of record of the Proponent's shares as they appear on the Corporation's books, (ii) the class and number of all shares of capital stock of the Corporation that are owned by each such person (beneficially and of record) and owned by any holder of record of each such person's shares, as of the date of the Proponent's notice, and a representation that the Proponent will notify the Corporation in writing of the class and number of such shares owned of record and beneficially by each such person as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed, (iii) a description of any agreement, arrangement or understanding with respect to such nomination between or among each such person and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proponent will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed, (iv) a description of any agreement, arrangement or understanding (including any derivative instruments, swaps, warrants, short positions, profit interests, options, hedging transactions, borrowed or loaned shares or other transactions) that has been entered into as of the date of the Proponent's notice by, or on behalf of, each such person or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of each such person or any of its affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proponent will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed, (v) a representation that the Proponent is a holder of record or beneficial owner of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (vi) a representation whether the Proponent intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from stockholders in support of the nomination, and (vii) any other information relating to each such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies for election as directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.  Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.  The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such nominee.

14.      Compliance with Procedures. If the Chair of the Election Meeting determines that a nomination of any candidate for election as a director was not made in accordance with the applicable provisions of these By-laws, such nomination shall be void.  Notwithstanding anything in these By-laws to the contrary, unless otherwise required by law, if a Proponent intending to make a nomination at an annual or special meeting pursuant to paragraph 13 of this Article II does not provide the information required under paragraph 13 to the Corporation (including providing the updated information required by clauses (b)(ii), (b)(iii) and (b)(iv) of paragraph 13 by the deadlines specified therein), or the Proponent (or a qualified representative of the Proponent) does not appear at the meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

15.      Submission of Questionnaire; Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under paragraph 13 of this Article II of these By-laws) to the Secretary of the Corporation at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the

Secretary upon written request) that such person (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Corporation, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with, applicable law and all applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

Article III

Officers.

1.      Election; Term of Office; Appointments. Board of Directors, at its first meeting after each annual meeting of stockholders, shall elect at least the following officers: a Chair of the Board and/or a President, one or more Vice Presidents, a Controller, a Treasurer and a Secretary.  The Board may also elect, appoint, or provide for the appointment of such other officers and agents as may from time to time appear necessary or advisable in the conduct of the affairs of the Corporation.  Such additional officers may include one or more Vice Chairmen, who shall not be Directors unless otherwise prescribed by the Board of Directors, and whose duties shall be to assist the Chief Executive Officer of the Corporation in establishing and implementing overall corporate policy. The Corporate Secretary or any officer elected by the Board acting in conjunction with the Corporate Secretary may appoint such assistant officers (including one or more Assistant Secretaries and Assistant Treasurers) as may be necessary or desirable for the conduct of the business of the Corporation.  Officers of the Corporation shall hold office until their successors are chosen and qualify in their stead or until their earlier death, resignation or removal, and shall perform such duties as from time to time shall be prescribed by these By-laws and by the Board and, to the extent not so provided, as generally pertain to their respective offices.  The Board of Directors may fill any vacancy occurring in any office of the Corporation at any regular or special meeting.  Two or more offices may be held by the same person.

2.      Removal and Resignation. Any officer elected or appointed by the Board of Directors or the Executive Committee (or by delegated authority) may be removed at any time by the affirmative vote of a majority of the whole Board of Directors.  If the office of any officer elected or appointed by the Board becomes vacant for any reason, the vacancy may be filled by the Board.  Any officer may resign at any time upon written notice to the Corporation.

3.      Chair of the Board. The Chair of the Board shall preside at all meetings of the stockholders and of the full Board of Directors.  He or she shall perform such other duties, and exercise such powers, as from time to time shall be prescribed by these By-laws or by the Board of Directors.

4.      President. The President, in the absence of the Chair of the Board or the Vice Chair, if any, shall preside at meetings of the Directors.  He or she shall have such authority and perform such duties in the management of the Corporation as from time to time shall be prescribed by the Board of Directors and, to the extent not so prescribed, he or she shall have such authority and perform such duties in the management of the Corporation, subject to the control of the Board, as generally pertain to the office of President.

5.      Vice Presidents. Vice Presidents shall perform such duties as from time to time shall be prescribed by these By-laws, by the Chair of the Board, by the President or by the Board of Directors, and except as otherwise prescribed by the Board of Directors, they shall have such powers and duties as generally pertain to the office of Vice President.

6.      Secretary. The Secretary or person appointed as secretary at all meetings of the Board and of the stockholders shall record all votes and the minutes of all proceedings in a book to be kept for that purpose, and he or she shall perform like duties for the Executive Committee when required.  He or she shall give, or cause to be given, notice of all meetings of the stockholders, and of the Board of Directors if required.  He or she shall perform such other duties as may be prescribed by these By-laws or as may be assigned to him or her by the Chair of the Board, the President or the Board of Directors, and, except as otherwise prescribed by the Board of Directors, he or she shall have such powers and duties as generally pertain to the office of Secretary.

7.     Treasurer. The Treasurer shall have custody of the Corporation's funds and securities.  He or she shall perform such other duties as may be prescribed by these By-laws or as may be assigned to him or her by the Chair of the Board, the President or the Board of Directors, and, except as otherwise prescribed by the Board of Directors, he or she shall have such powers and duties as generally pertain to the office of Treasurer.

8.       Controller. The Controller shall have charge of the Corporation's books of account, and shall be responsible for the maintenance of adequate records of all assets, liabilities and financial transactions of the Corporation.  The Controller shall prepare and render such balance sheets, profit and loss statements and other financial reports as the Board of Directors, the Chair of the Board or the President may require.  He or she shall perform such other duties as may be prescribed by these By-laws or as may be assigned to him or her by the Chair of the Board, the President or the Board of Directors, and, except as otherwise prescribed by the Board of Directors, he or she shall have such powers and duties as generally pertain to the office of Controller.

Article IV

Stock.

1.      Stock. The shares of the Corporation shall be represented by certificates or shall be uncertificated. Each registered holder of shares, upon request to the Corporation, shall be provided with a certificate of stock representing the number of shares owned by such holder.  The certificates of stock of the Corporation shall be in the form or forms from time to time approved by the Board of Directors.  Such certificates shall be numbered and registered, shall exhibit the holder's name and the number of shares, and shall be signed in the name of the Corporation by the following officers of the Corporation: the Chair of the Board of Directors, or the President or a Senior Vice President or Vice President; and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary.  If any certificate is manually signed (1) by a transfer agent other than the Corporation or its employee, or (2) by a registrar other than the Corporation or its employee, any other signature on the certificate, including those of the aforesaid officers of the Corporation, may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

2.      Lost Certificates. The Board of Directors or any officer of the Corporation to whom the Board of Directors has delegated authority may authorize any transfer agent of the Corporation to issue, and any registrar of the Corporation to register, at any time and from time to time unless otherwise directed, a new certificate or certificates of stock in the place of a certificate or certificates theretofore issued by the Corporation, alleged to have been lost or destroyed, upon receipt by the transfer agent of evidence of such loss or destruction, which may be the affidavit of the applicant; a bond indemnifying the Corporation and any transfer agent and registrar of the class of stock involved against claims that may be made against it or them on account of the lost or destroyed certificate or the issuance of a new certificate, of such kind and in such amount as the Board of Directors shall have authorized the transfer agent to accept generally or as the Board of Directors or an authorized officer shall approve in particular cases; and any other documents or instruments that the Board of Directors or an authorized officer may require from time to time to protect adequately the interest of the Corporation.  A new certificate may be issued without requiring any bond when, in the judgment of the directors, it is proper to do so.

3.      Transfers of Stock. Transfers of stock shall be made upon the books of the Corporation:  (1) upon presentation of the certificates by the registered holder in person or by duly authorized attorney, or upon presentation of proper evidence of succession, assignment or authority to transfer the stock, and upon surrender of the appropriate certificate(s), or (2) in the case of uncertificated shares, upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock.

4.       Holder of Record. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

Article V

Indemnification and Severance.

1.      Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity, or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person.  The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

2.      Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred by an officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified.  Payment of such expenses incurred by former directors and officers, or by any other employees and agents of the Corporation, may be made by the Corporation, subject to such terms and conditions as the General Counsel in his or her discretion deems appropriate.

3.      Claims. If a claim for indemnification or payment of expenses (including attorneys' fees) under this Article is not paid in full within sixty days after a written claim therefor has been received by the Corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

4.      Nonexclusivity of Rights. The right conferred on any person by this Article V shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

5.       Other Indemnification. The corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non profit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, non profit entity, or other enterprise.

6.      Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

7.      Severance. Any written agreement or any amendment of an existing written agreement that provides for payments to a director, officer or other employee of the Corporation or any subsidiary of the Corporation upon (i) a "change in control" of the Corporation or (ii) the termination or constructive termination of the employment of such director, officer, or other employee following a "change in control" of the Corporation, must be approved by (a) the unanimous vote of the members of the committee of the Board of Directors which has the power to recommend changes in the compensation of the senior management of the Corporation, if any, and (b) a majority of the directors who are not employees of the Corporation or any subsidiary of the Corporation.  For the purposes hereof, a "change of control" of the Corporation shall mean through (i) the accumulation by a person or group of related persons of 20% or more of the Company's outstanding, capital stock and/or (ii) a change in the composition of a majority of the Corporation's Board of Directors without the approval of the incumbent Board.

Article VI

Miscellaneous.

1.      Delaware Office. The address of the registered office of the Corporation in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and the name of its registered agent at such address is Corporation Trust Company.

2.      Other Offices. The Corporation may also have an office in the City and State of New York, and such other offices at such places as the Board of Directors from time to time may appoint or the business of the Corporation may require.

3.      Seal. The corporate seal shall be in the form adopted by the Board of Directors.  Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.  The seal may be affixed by any officer of the Corporation to any instrument executed by authority of the Corporation, and the seal when so affixed may be attested by the signature of any officer of the Corporation.

4.      Notice. Whenever notice is required to be given by law, the Certificate of Incorporation or these By-laws, a written waiver signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting, is not lawfully called or convened.

5.      Amendments. The Board of Directors Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation by the affirmative action of a majority of its members.  The By-laws may be adopted, amended or repealed by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote at any regular meeting of the stockholders or at any special meeting of the stockholders if notice of such proposed adoption, amendment or repeal be contained in the notice of such special meeting.

6.     Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minutes books, may be kept on, or by means of, or be in the form of, any information storage device, or method provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

7.     Checks. All checks, drafts, notes and other orders for the payment of money shall be signed by such officer or officers or agents as from time to time may be designated by the Board of Directors or by such officers of the Corporation as may be designated by the Board to make such designation.

8.    Fiscal Year. The fiscal year shall begin the first day of January in each year.

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